Samaritan Pharma Retains The Investor Relations Group of New York

IRG to Strive to Increase Investor, Media, and Industry Awareness

LAS VEGAS December 4, 2007—Samaritan Pharmaceuticals, Inc. (AMEX: LIV. http://www.samaritanpharma.com), a biopharmaceutical company focused on developing innovative therapeutics in the areas of CNS, cancer, cardiovascular, and infectious diseases has retained The Investor Relations Group, Inc. (IRG), based in New York City, to serve as its investor relations and corporate communications firm.

Samaritan’s collaborative researchers have made important patented discoveries in the fields of central nervous system diseases, such as, Alzheimer’s disease, cancer, and cardiovascular disease; and infectious diseases, such as, AIDS and Hepatitis C. These discoveries have positioned the company with a rich pipeline of new drugs with novel mechanisms of actions to develop. The company’s strategy is to identify promising drugs, bring them through the FDA investigational new drug (IND) application process, initiate proof of concept Phase I/II clinical trials and commercialize innovative products by licensing to major pharmaceutical partners.

Dr. Janet Greeson, CEO of Samaritan Pharmaceuticals commented, “We have made substantial accomplishments in developing our clinical development pipeline, as well as, establishing numerous collaborative relationships with specialty pharmaceutical companies, to market and sell their approved prescription drugs in Greece and Eastern Europe. As we move forward with our growth strategy, we feel the timing is right for The Investor Relations Group to play an integral role in communicating Samaritan’s message to the investment community and the media-at-large.”

IRG will strive to increase investor and industry awareness of Samaritan Pharmaceuticals within the U.S. and world markets by introducing the company and its management to pre-qualified fund managers, analysts, and the media.

About The Investor Relations Group, Inc.
The Investor Relations Group, Inc. (IRG) offers a full-service corporate communications program designed to suit the many unique needs of Alternative Public Offering (APO) companies. The program utilizes a proprietary, targeted approach to reach institutional investors, analysts, and the media-at-large. For further information, please visit the company’s website at www.investorrelationsgroup.com.

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’
Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company that concentrates its efforts toward commercializing new innovative therapeutic products. Samaritan has partnered its Phase II infectious disease drug SP-01A, an oral HIV viral-entry inhibitor, to Pharmaplaz, Ireland. Additionally, its Alzheimer’s drug Caprospinol, with the potential to restore memory loss in Alzheimer’s disease patients, has been issued an IND by the FDA. Samaritan has several drugs in nonclinical studies preparing for IND development; it is evaluating the use of SP-1000 for hypercholesterolemia patients and the use of SP-30 as an ``oral treatment’’ for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell eleven revenue-generating products in various Eastern European countries.

Disclaimer
The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed November 19, 2007. The company undertakes no duty to update forward-looking statements.

Contact:
Samaritan Pharmaceuticals, Inc.
Investor Relations:
The Investor Relations Group
Adam Holdsworth / Erica Ruderman / Rachel Colgate, 212-825-3210
Richard Brown / Kristi Eads, 702-735-7001